Exhibit 10.2
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
     THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of                      , 20___(the “Grant Date”) by and between Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), and the employee whose name is set forth on the signature page hereto (“Employee”).
RECITALS
     Orbitz has adopted the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (as may be amended from time to time, the “Plan”), a copy of which is attached hereto as Exhibit A.
     In connection with Employee’s employment by Orbitz or one of its subsidiaries (collectively, the “Company”), Orbitz intends concurrently herewith to grant the RSUs (as defined below) to Employee.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1
DEFINITIONS
     1.1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined in the Plan, the terms below shall have the following respective meanings:
     “Agreement” has the meaning specified in the Preamble.
     “Board” means the board of directors of Orbitz (or, if applicable, any committee of the Board).
     “Cause” shall have the meaning assigned such term in the employment agreement entered into between Orbitz and Employee, dated January 6, 2009 (the “Employment Agreement”).
     “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated thereunder.
     “Committee” shall mean the Compensation Committee of the Board.
     “Company” has the meaning specified in the Recitals.
     “Constructive Termination” shall have the meaning set forth in the Employment Agreement.

     “Disability” shall have the meaning assigned such term in the Employment Agreement.
     “Employee” has the meaning specified in the Preamble.
     “Grant Date” has the meaning specified in the Preamble.
     “Orbitz” has the meaning specified in the Preamble.
     “Plan” has the meaning specified in the Recitals.
     “Reacquisition” shall mean a reacquisition of the Company, directly or indirectly, by Travelport Limited.
     “Share” means one share of the common stock, par value $0.01 per share, of Orbitz.
SECTION 2
GRANT OF RESTRICTED STOCK UNITS
     Subject to the terms and conditions hereof, Orbitz hereby grants to Employee, as of the Grant Date,                      restricted stock units (the “RSUs”). Each RSU granted hereunder shall represent the right to receive from the Company, on the terms and conditions described herein, in the sole discretion of the Board, either (i) one Share as of the date of vesting or (ii) cash equal to the fair market value (as defined in the Plan) of one Share as of the date of vesting (and, as provided herein, distributions thereon). Employee shall have no further rights with respect to any RSU that is paid in Shares or cash, or that is forfeited or terminates pursuant to this Agreement or the Plan.
SECTION 3
TERMS OF RESTRICTED STOCK UNITS
     3.1. Vesting Schedule.
          (a) Subject to the provisions of this Agreement, the Plan, the achievement of any Performance Goal as determined by the Committee regarding the RSUs granted hereunder and Employee’s continued employment with the Company on the applicable vesting dates, 25% of the RSUs (rounded up to the next whole share) shall vest on the first, second, third and fourth anniversaries of the Grant Date (the “Normal Vesting Dates”); provided, however, that, except as provided in Section 3 below, no vesting shall occur in connection with or after the termination of Employee’s employment with the Company for any reason, and any unvested RSUs shall be immediately canceled by the Company without consideration after termination of Employee’s employment with the Company for any reason.
          Subject to Section 5.2, settlement of vested RSUs (after giving effect to the accelerated vesting provisions below in Section 3) shall occur on the applicable Normal Vesting Date or, if the Employee’s “separation from service” within the meaning of Code Section 409A described in Section 3.1 below occurs earlier than an applicable Normal Vesting Date, on the 90th calendar day following such separation.
          (b) Notwithstanding any other provision of this Agreement, in the event Employee’s employment with the Company is terminated without Cause, or Employee resigns from the Company as a result of a Constructive Termination, and such termination or resignation is in connection with, or within twenty-four (24) months following a Change in Control or Employee’s employment is terminated by the Company without Cause or if Employee resigns as a result of a Constructive Termination and a Change in Control is consummated within ninety (90) days following such termination of employment or resignation and such termination of employment or resignation as a result of a Constructive Termination is in contemplation of a Change in Control, then, subject to Employee’s execution and delivery of a separation and release agreement that is no longer subject to revocation under applicable law, substantially in the form attached hereto as Exhibit B (the “General Release”) and compliance with all terms and conditions contained herein, then the RSUs shall fully vest as of the date of such termination or resignation and, subject to Section 5.2, shall be settled on the 90th calendar day following the Employee’s “separation from service” within the meaning of Code Section 409A.
          (c) Notwithstanding the foregoing, in the event Employee’s employment is terminated by the Company without Cause or for Disability, terminates as a result of Employee’s death, or if Employee resigns as a result of a Constructive Termination, subject to, except in the case of death or Disability, Employee’s execution and delivery of the General Release, a number of previously unvested RSUs shall vest equal to the lesser of (i) the remaining number of unvested RSUs pursuant to this Agreement or (ii) 37.5% of the total RSUs granted pursuant to this agreement and, subject to Section 5.2, such vested RSUs shall be settled on the 90th calendar day following the Employee’s “separation from service” within the meaning of Code Section 409A.
          (d) In the event Employee resigns his employment pursuant to Section 9(e) of the Employment Agreement following the Reacquisition, then, subject to Employee’s execution and delivery of the General Release, a number of previously unvested RSUs shall vest equal to the number of RSUs that would have vested in the twelve (12)-month period following such termination if Employee had remained in employment and, subject to Section 5.2, such vested RSUs shall be settled on the 90th calendar day following the Employee’s “separation from service” within the meaning of Code Section 409A.
          (e) Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause, or if Executive resigns as a result of a Constructive Termination (other than the diminution of duties or responsibilities directly resulting from the Reacquisition and the Company becoming a non-publicly traded subsidiary of Travelport Limited), and such termination or resignation is in connection with, or within twelve (12) months following the Reacquisition or Executive’s employment is terminated by the Company without Cause or if Executive resigns as a result of a Constructive Termination and the Reacquisition occurs within ninety (90) days following such termination of employment or resignation and such termination of employment or resignation is in contemplation of the Reacquisition, then, subject to Executive’s execution and delivery of the General Release and compliance with all terms and conditions contained herein, then the RSUs shall fully vest as of the date of such termination or resignation and, subject to Section 5.2, shall be settled on the 90th calendar day following the Employee’s “separation from service” within the meaning of Code Section 409A.
          (f) Subject to the resolutions adopted by the Committee in setting any Performance Goal, the Board may determine at any time before the RSUs terminate that the RSUs or any portion thereof shall vest at any time. In the event of such accelerated vesting, such vested RSUs shall be settled on the Normal Vesting Dates (as if vesting had not been accelerated) or, if the Employee’s “separation from service” within the meaning of Code Section 409A occurs earlier than an applicable Normal Vesting Date, on the 90th calendar day following such separation.
     3.2. Dividends. Employee shall be entitled to be credited with dividend equivalents with respect to the RSUs, calculated as follows: on each date that a cash dividend is paid by Orbitz while the RSUs are outstanding, Employee shall be credited with an additional number of RSUs equal to the number of whole Shares (valued at fair market value (as determined by the Board in good faith) on such date) that could be purchased on such date with the aggregate dollar amount of the cash dividend that would have been paid on the RSUs had the RSUs been issued as Shares. The additional RSUs credited under this Section shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder, including, without limitation, for purposes of vesting, settlement and forfeiture and crediting of additional dividend equivalents.
     3.3. Termination of Employment. Subject to Section 3.1, if Employee’s employment with the Company terminates for any reason, the RSUs, to the extent not then vested, shall be immediately canceled by the Company without consideration.
     3.4. Limited Transferability. The RSUs shall be neither transferable nor assignable by Employee other than by will or the laws of inheritance following Employee’s death; provided, however, that Employee may designate one or more persons as the beneficiary or beneficiaries of the RSUs, in which case the RSUs shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon Employee’s death while holding the RSUs. Such beneficiary or beneficiaries shall take the transferred RSUs subject to all the terms and conditions of this Agreement.
     3.5. Forfeiture. Notwithstanding anything herein to the contrary, in the event (X) Employee is terminated for Cause pursuant to Section 9(a) of the Employment Agreement and such termination for Cause is based on Employee’s willful misconduct involving a financial matter of the Company, including, without limitation, Employee purposefully or knowingly making a false certification to the Company pertaining to its financial statements, (Y) of Employee’s material breach of the restrictive covenants set forth in Sections 10 or 11 of the Employment Agreement or (Z) of Employee’s material violation of the Company’s Code of Conduct or Code of Ethics, the Board may determine in good faith that:
          (i) the RSUs, to the extent not then vested, shall be immediately canceled by Orbitz without consideration,

          (ii) Employee shall repay to Orbitz any cash received pursuant to the vesting of any RSU within two (2) years prior to (x) such termination of employment for Cause or (y) such breach, as applicable,
          (iii) any Shares acquired pursuant to the vesting of any RSU within two (2) years prior to the date of Board determination of (X), (Y), or (Z) above and then held by Employee shall be forfeited and returned to Orbitz without consideration, and
          (iv) in the event Employee has sold or otherwise disposed of Shares acquired pursuant to the vesting of any RSU within two (2) years prior to the date of Board determination of (X), (Y), or (Z) above, Employee shall pay to Orbitz any proceeds received from such sale or other disposition, less the taxes paid with regard to such sale.
          Notwithstanding the foregoing, in the event Employee is terminated for Cause pursuant to Section 9(a) of the Employment Agreement and such termination for Cause is based on conduct other than Employee’s willful misconduct involving a financial matter of the Company, the Board may determine in good faith that the provisions of Section 3.5(i) through (iv) shall apply to the extent necessary for the Company to recover any damages it incurs as a result of such conduct.
SECTION 4
CERTAIN COVENANTS
     Employee hereby agrees and covenants to perform all of his obligations set forth in Sections 10 and 11 of the Employment Agreement (which are incorporated by reference hereby) and acknowledges that Employee’s obligations set forth in Sections 10 and 11 of the Employment Agreement constitute a material inducement for the Company’s grant of the RSUs to Employee. The provisions of this Section 4 shall survive the termination of Employee’s employment with the Company for any reason.
SECTION 5
MISCELLANEOUS
     5.1. Tax Issues and Withholding. Employee acknowledges that he or she is relying solely on his or her own tax advisors and not on any statements or representations of the Company or any of its agents. Employee understands that he or she (and not Orbitz) shall be responsible for all tax liability that shall arise as a result of the settlement of RSUs contemplated by this Agreement. Orbitz’s obligations under this Agreement shall be subject to all applicable tax and other withholding requirements, and Orbitz shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to Employee (including by withholding shares).

     5.2. Compliance with IRC Section 409A.
          (a) The intent of the parties is that payments under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
          (b) If Employee notifies the Company (with specificity as to the reason therefor) that Employee believes that any provision of this Agreement would cause Employee to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Employee, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.
          (c) Notwithstanding anything herein to the contrary, if at the time of Employee’s separation from service (within the meaning of Code Section 409A) Employee is a “specified employee” as defined in Code Section 409A and the deferral of the commencement of any payments otherwise payable hereunder as a result of such separation is necessary under Code Section 409A(a)(2)(B)(i) in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to Employee) until the date that is six (6) months following Employee’s separation from service (or the earliest date as is permitted under Code Section 409A) (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5.2 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum on the first business day after the end of the Delay Period, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
     5.3. Employment of Employee. Nothing in this Agreement confers upon Employee the right to continue in the employ of the Company, entitles Employee to any right or benefit not set forth in this Agreement or interferes with or limits in any way the right of the Company to terminate Employee’s employment.
     5.4. Stockholder Rights. Employee shall not have any stockholder rights (including the right to distributions or dividends) with respect to the Shares subject to the RSUs until

Employee has become a holder of record of the Shares issued upon vesting; provided that Employee may be entitled to the benefits set forth in Section 3.2 of this Agreement.
     5.5. Equitable Adjustments. The RSUs shall be subject to adjustment as provided in Section 5 of the Plan.
     5.6. Calculation of Benefits. Neither the RSUs nor any Shares issued pursuant to the vesting of the RSUs shall be deemed compensation or taken into account for purposes of determining benefits or contributions under any retirement or other qualified or nonqualified plans of the Company or any employment/severance or change in control agreement to which Employee is a party and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind or any applicable law or regulation now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation. It is specifically agreed by the parties that any benefits that Employee may receive or derive from this Agreement will not be considered as salary for calculating any severance payment that may be payable to Employee in the event of a termination of his or her employment.
     5.7. Remedies.
          (a) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.
          (b) Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.
     5.8. Waivers and Amendments. The respective rights and obligations of Orbitz and Employee under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of Orbitz and Employee.
     5.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     5.10. CONSENT TO JURISDICTION.
          (a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE

TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 5.10 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.
          (b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 5.14 OF THIS AGREEMENT.
     5.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     5.12. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.
     5.13. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.
     5.14. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 5.14), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service and mailed first class, registered or certified mail, postage prepaid, as set forth below:

          If to Orbitz, addressed to:
Orbitz Worldwide, Inc.
Legal Department
500 W. Madison Street
Chicago, Illinois 60661
Attention: General Counsel
Fax: (312) 894-4856
          If to Employee, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.
Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.
     5.15. No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.
     5.16. Incorporation of Plan and Employment Agreement; Acknowledgment. The Plan and Employment Agreement are hereby incorporated herein by reference and made a part hereof, and the RSUs and this Agreement are subject to all terms and conditions of the Plan and the Employment Agreement. In the event of any inconsistency between the Plan or the Employment Agreement and this Agreement, the provisions of the Plan or Employment Agreement shall govern. By signing this Agreement, Employee acknowledges having received and read a copy of the Plan.
     5.17. Consent. In the course of Employee’s employment with the Company, the Company may obtain or have access to certain information about Employee and Employee’s employment with the Company, such as information about Employee’s job, appraisals, performance, health, compensation, benefits, training, absence, education, contact details, disabilities, social security number (or equivalent) and information obtained from references or background checks (collectively, “Personal Information”). The Company will use Personal Information in connection with Employee’s employment with the Company, to provide Employee with health and other benefits, and in order to fulfill its legal and regulatory obligations. Due to the global nature of the Company’s business and the need to centralize the Company’s information and technology storage systems, the Company may transfer, use or store Employee’s Personal Information in a country or continent outside the country where Employee works or lives, and may also transfer Employee’s Personal Information to its other group companies, to its insurers and service providers as necessary or appropriate, and to any party that it merges with or which purchases all or a substantial portion of its assets, shares, or business (any of which may also be located outside the country or continent where Employee works or lives). The Company may also disclose Employee’s Personal Information when it is legally required to do so or to governmental, fiscal or regulatory authorities (for example, to tax authorities in order to calculate Employee’s appropriate taxation, compensation or salary payments). The Company may disclose Personal Information as noted above, including to any of the third parties and for any of the reasons listed above, without further notice to Employee. By signing below, Employee consents to the Company collecting, retaining, disclosing and using Personal Information as outlined above, and to transfer such information internationally and/or to third parties for these purposes.
     5.18. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.
          (a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
          (b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          (c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
          (d) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
          (e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

     IN WITNESS WHEREOF, Orbitz and Employee have executed this Agreement as of the day and year first written above.

ORBITZ WORLDWIDE, INC.

By:
Name:
Title:

EMPLOYEE:

Name: Barnaby Harford

Number of RSUs: